Exhibit 10.19

Execution Copy

PLAN OF REORGANIZATION AND

PURCHASE AGREEMENT

by and among

BUENA SUERTE HOLDINGS INC.

a Delaware corporation,

HBN, INC.

a Colorado corporation,

and

HBN HOLDCO, INC.

a Delaware corporation

Dated as of August 9, 2013

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TABLE OF CONTENTS

(continued)

Schedule 8.1(c) – Fair Market Value of Assets

Exhibit A – Plan of Conversion

Exhibit B – Plan of Merger

Exhibit C – Buyer Note

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PLAN OF REORGANIZATION AND PURCHASE AGREEMENT

THIS PLAN OF REORGANIZATION AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 9, 2013, by and between BUENA SUERTE HOLDINGS INC., a Delaware corporation (“Buyer”), HBN, INC., a Colorado corporation (together with its successors and assigns, the “Company”) and HBN HOLDCO, INC., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, pursuant to the Regional Franchise Agreement among the Company and RE/MAX, LLC, a Delaware limited liability company and Affiliate of Buyer, dated April 13, 2007 (the “Regional Master Franchise Agreement”), the Company acquired the subfranchise rights to the “RE/MAX System” (as such term is defined in the Regional Master Franchise Agreement) for the States of Arizona, Nevada and New Mexico and the Company has successfully operated and built a valuable RE/MAX real-estate franchising business (the “Business”) within such area; and

WHEREAS, Buyer desires to acquire the Business pursuant to this Agreement upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Accrued Profits” has the meaning set forth in Section 4.1(b).

“Agreement” has the meaning as set forth in the introduction.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Schedule” has the meaning as set forth in Section 8.1(c).

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority that is applicable to such Person or its properties, assets or activities.

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“Assets” has the meaning set forth in Section 8.1(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Colorado are permitted or required to be closed.

“Buyer” has the meaning set forth in the introduction.

“Buyer Note” has the meaning set forth in Section 4.1(c).

“Buyer Recapitalization” has the meaning set forth in Section 6.1(g).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the introduction.

“Confidential Information” has the meaning set forth in Section 10.10(a).

“Conversion” has the meaning set forth in the Section 2.1(a).

“DGCL” has the meaning set forth in the Section 2.1(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“LLC” has the meaning set forth in the Section 2.1(b).

“LLC Amendment” has the meaning set forth in Section 2.1(c).

“Loss” or “Losses” has the meaning set forth in Section 7.1.

“Membership Interests” has the meaning set forth in the Section 2.1(b).

“Merger” has the meaning set forth in the Section 2.1(b).

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Plan of Conversion” has the meaning set forth in Section 2.1(a)(i).

“Plan of Merger” has the meaning set forth in Section 2.1(b)(i).

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“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning set forth in Section 4.1(a).

“Purchase Price Adjustment” has the meaning set forth in Section 4.1(b).

“Regional Master Franchise Agreement” has the meaning set forth in the Recitals.

“Sale” has the meaning set forth in Section 2.1(d).

“Seller” has the meaning set forth in the introduction.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes of any kind whatsoever, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns, and shall further include any liability as a transferee (including without limitation under Code Section 6901 or any similar provision of Applicable Law) or successor, as a result of Treasury Regulations Section 1.1502-6 or any similar provision of Applicable Law.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Total Tax Consideration” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” has the meaning set forth in Section 8.1(b).

“Unadjusted Purchase Price” has the meaning set forth in Section 4.1(a).

1.2 Certain Rules of Construction. As used in this Agreement, unless the context otherwise requires: Section, Schedule, Article and Exhibit references are intended to refer to this Agreement; the Exhibits and Schedules form part of and shall have effect as if set out in this Agreement and any reference to this Agreement includes the Exhibits and the Schedules; words denoting any gender shall include all genders; words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; the words “hereof”, “herein” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; and references to a Person are also to its successors and permitted assigns.

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ARTICLE II

PLAN OF REORGANIZATION

2.1 Sequence and Plan of Reorganization. The purpose of the steps set forth below is to accomplish a sale of the Business to Buyer.

(a) Step 1 - Conversion. The Company shall change its state of incorporation to Delaware (the “Conversion”) pursuant to Section 7-90-201 of the Colorado Revised Statutes and Section 265 of the Delaware General Corporation Law (the “DGCL”) by

(i) adopting the plan of conversion in the form of Exhibit A (the “Plan of Conversion”);

(ii) submitting the Plan of Conversion to the shareholders of the Company for approval in accordance with Applicable Law; and

(iii) consummating the Conversion in accordance with Applicable Law.

(b) Step 2 - Merger. Immediately following the consummation of Conversion, at or prior to the Closing, the Company, as a Delaware corporation, will, pursuant to Section 251(g) of the DGCL, merge with and into HBN, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Seller (the “LLC”), and the LLC will be the surviving entity of the merger (the “Merger”). The Merger will result in Seller continuing to own all of the outstanding membership interest of the LLC (the “Membership Interests”) and LLC acquiring the Business. The Company will enact the Merger by:

(i) executing, and causing Seller and LLC to execute, and deliver the agreement and plan of merger in the form of Exhibit B (the “Plan of Merger”); and

(ii) consummating the Merger in accordance with Applicable Law.

(c) Step 3 – LLC Amendment. Immediately following the consummation of the Merger, Seller shall, and shall cause LLC to, amend and restate its limited liability company agreement to remove certain provisions that were required to be incorporated into the limited liability company agreement of LLC, pursuant to Section 251(g) of the DGCL (the “LLC Amendment”), by

(i) adopting the LLC Amendment;

(ii) submitting the LLC Amendment to the shareholders of the Seller for approval in accordance with Applicable Law; and

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(iii) Seller executing and delivering the LLC Amendment accordance with Applicable Law.

(d) Step 4 - Sale of Membership Interests. Following the execution of the LLC Amendment, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Membership Interests (the “Sale”) by Seller executing and delivering an assignment of the Membership Interests. Upon the effectiveness of the Sale, Buyer shall be admitted as the sole member of the LLC and the LLC shall continue without dissolution.

2.2 Shareholder Approval. The Company and Seller shall promptly after the date hereof submit the transactions contemplated hereby, as applicable, for approval by their respective shareholders and shall take all action required by Applicable Law and their respective Articles of Incorporation or Certificate of Incorporation, as applicable, and bylaws for the purpose of approving this Agreement and the other transactions contemplated hereby.

ARTICLE III

THE CLOSING

3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at Buyer’s offices at 5075 South Syracuse Street, Denver, Colorado 80237 as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VI or on such other date or at such other time or location as mutually agreed to by Buyer and Seller (the “Closing Date”).

3.2 Deliveries by Seller to Buyer. At or prior to the Closing, Seller shall deliver to Buyer:

(a) All certificates, filings and other instruments necessary to consummate the Conversion;

(b) All certificates, filings and other instruments necessary to consummate the Merger;

(c) An executed copy of the LLC Amendment;

(d) An assignment of the Membership Interests executed by Seller;

(e) A copy of the resolution of the Company granting the officers of the Company full authority on behalf of the Company, to enter into this Agreement and to consummate the transactions contemplated hereby;

(f) A copy of the resolution of Seller granting the officers of Seller full authority on behalf of Seller, to enter into this Agreement and to consummate the transactions contemplated hereby; and

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(g) All such other certificates, assignments and other instruments as, in the opinion of Buyer’s counsel, are necessary to vest in Buyer good and marketable title to the Membership Interests.

3.3 Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the Buyer Note executed by Buyer.

ARTICLE IV

PURCHASE PRICE; PRE-CLOSING PROFITS

4.1 Purchase Price.

(a) Purchase Price. The aggregate purchase price payable by Buyer to Seller shall be an amount equal to $7,130,000 (the “Unadjusted Purchase Price”) plus Purchase Price Adjustment (the “Purchase Price”).

(b) Purchase Price Adjustment. The Unadjusted Purchase Price shall be increased dollar-for-dollar by an amount equal to any profits of the Business that have accrued prior to the Closing Date, calculated in a manner consistent with GAAP, and to the extent consistent with GAAP, consistent with the past practice of the Company, after the date hereof and have neither been distributed as of the Closing Date (the “Accrued Profits”) nor been distributed in accordance with Section 4.2 (the “Purchase Price Adjustment”).

(c) Buyer Note. The Purchase Price shall be paid by Buyer delivering a note in the form attached of Exhibit C (the “Buyer Note”) with a principal amount equal to the Purchase Price, which shall be paid-in-full, within 3 Business Day, of receipt by Buyer of the funds from the Buyer Recapitalization.

4.2 Pre-Closing Profits. Prior to the Closing Date, upon the written consent of Buyer, the Company shall be entitled to distribute to its shareholders, consistent with past practices, cash or assets in an amount equal to any Accrued Profits. To the extent the amount of any pre-Closing Accrued Profits are determined after the Closing Date and are not included in the Purchase Price Adjustment, Buyer shall, within 10 Business Days of the determination of such pre-Closing Accrued Profits, pay to Seller an amount equal to such pre-Closing Accrued Profits.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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5.2 Authority Relative to this Agreement.

(a) Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by Buyer’s Board of Directors and no other Proceedings on the part of Buyer or any other Person or Governmental Authority are necessary to authorize Buyer’s entering into this Agreement or the consummation of the transactions contemplated hereby.

(b) This Agreement shall, upon the execution and delivery hereof, constitute valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other general principle of equity.

5.3 No Violations. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby:

(a) requires any filing or registration with, or material permit, authorization, consent or approval of, any Governmental Authority on the part of Buyer;

(b) violates or will violate any order, writ, injunction, judgment, decree or award of any Governmental Authority to which Buyer or any of its property or assets is subject;

(c) violates or conflicts with, or will violate or conflict with, any provision of the Certificate of Incorporation or bylaws of Buyer; or

(d) violates or breaches, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Buyer is a party, or by which it or any of its properties may be bound.

5.4 No Brokers. Buyer has not engaged or authorized a broker, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions of Buyer’s Obligation to Close. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Buyer, in writing, at or prior to the Closing:

(a) Agreements and Conditions. On or before the Closing Date, the Company and Seller shall have complied with and duly performed in all material respects all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

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(b) The Company Shareholder Approval. Not less than the majority of the shares of the Company entitled to vote shall have voted in accordance with Applicable Law, in favor of approving the Conversion.

(c) Seller Board and Shareholder Approval. The Board of Directors of Seller shall have approved this Agreement, the Merger, LLC Amendment, Sale and, to the extent applicable, the other transactions contemplated hereby. Not less than the majority of the shares of Seller entitled to vote shall have voted, in accordance with Applicable Law, in favor of approving this Agreement.

(d) Conversion, Merger and LLC Amendment. On or before the Closing Date, the Conversion and Merger shall have been consummated and the LLC Amendment shall have been executed, in accordance with Applicable Law.

(e) No Legal Proceedings. No Proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there shall be no Proceedings pending or threatened against or affecting Seller that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any material adverse change in the Business, operations, properties or assets or condition, financial or otherwise, of Seller.

(f) Closing Deliveries. Buyer shall have received at or prior to the Closing all documents set forth in Section 3.2 and such other documents, instruments, or certificates as Buyer may reasonably request.

(g) Buyer Recapitalization. On terms determined by Buyer, Buyer shall have consummated a financing and reorganization transaction (the “Buyer Recapitalization”).

6.2 Conditions of Seller’s Obligation to Close. The obligation of Seller to close under this Agreement is subject to the following conditions, any of which may be waived by Seller, in writing, at or prior to the Closing:

(a) Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(c) The Company Shareholder Approval. Not less than the majority of the shares of the Company entitled to vote shall have voted, in accordance with Applicable Law, in favor of approving the Conversion.

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(d) Seller Board and Shareholder Approval. The Board of Directors of Seller shall have approved this Agreement, the Merger, LLC Amendment, Sale by Seller of the Membership Interests and, to the extent applicable, the other transactions contemplated hereby. Not less than the majority of the shares of Seller entitled to vote shall have voted, in accordance with Applicable Law, in favor of approving this Agreement.

(e) No Legal Proceedings. No Proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

(f) Closing Deliveries. Seller shall have received at or prior to the Closing all documents set forth in Section 3.3 and such other documents, instruments, or certificates as Seller may reasonably request.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by Buyer. Buyer shall defend, indemnify, and hold harmless Seller, the LLC and their respective officers, directors, employees, advisors, agents and equityholders, from and against all reasonable and documented out-of-pocket loss or losses (“Loss” or “Losses”) arising out of, resulting from, or in connection with: (i) any material misrepresentation or material breach by Buyer of any representation or warranty contained in this Agreement; or (ii) any material breach by Buyer of any covenant or agreement of Buyer contained in this Agreement.

7.2 Survival of Representations. All representations, warranties, agreements (including the agreements to indemnify included in this ARTICLE VII) and covenants made by any party to this Agreement and set forth in this Agreement shall survive for a period of 2 years after the Closing Date.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Tax Matters.

(a) Preparation of LLC Tax Returns.

(i) Buyer shall, at its sole cost and expense, prepare (or cause to be prepared) Tax Returns required to be filed by the LLC after the Closing, and shall also prepare for Seller all income Tax Returns required to be filed by Seller for taxable periods of Seller ending before or including the Closing Date. Buyer shall provide a copy of all income Tax Returns prepared on behalf of the LLC and Seller to Seller no less than 30 days before the due date (without extension) for the filing of any such Tax Returns. Upon receipt of any such income Tax Returns, Seller shall, for a period of 20 days, have the right to review and comment on such Tax Returns and Buyer shall make such revisions to such Tax Returns as are reasonably requested by Seller and (solely in the case of Tax Returns prepared for the LLC) consented to by Buyer, which consent shall not be unreasonably withheld.

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(ii) Seller shall cause to be filed with the relevant taxing authorities all income Tax Returns prepared for Seller pursuant to this Section 8.1(a), and shall pay or cause to be paid any Tax shown as due on such Tax Returns.

(iii) Buyer shall cause to be timely filed all Tax Returns prepared under this Section 8.1(a) for the LLC. Buyer shall pay or cause to be paid on behalf of the LLC, all Taxes required to be paid by the LLC for the taxable periods ending before or including the Closing Date (whether or not shown on such Tax Returns, other than withholding, Taxes required to have been paid over by the LLC in respect of taxable periods (or portions thereof) ending on or before the Closing Date to the extent that such Taxes would be creditable against Taxes otherwise payable by Seller’s shareholders.

(b) Transfer Tax. All sales, use, transfer or similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby, and the cost of preparing any Tax Returns in respect of Transfer Taxes, shall be borne and paid equally by Buyer and Seller. To the extent that any portion of any Transfer Tax is paid, or required by Applicable Law to be paid, by one party, but required by the foregoing to be borne by another party, such other party shall pay or reimburse the Tax-paying party for the proper portion of the Tax required to be so borne, upon receipt of notice from the Tax-paying party of the amount of such Tax required to be paid or reimbursed. If required by Applicable Law, Seller and Buyer shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Allocation Schedule. The parties acknowledge and agree that by reason of the status of the LLC as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii), the purchase of the Membership Interests by Buyer from Seller shall be treated as a purchase by Buyer from Seller of all of the assets owned by the LLC (the “Assets”) as of the Closing Date for purposes of federal income Taxes, and a sale of the Assets by Seller to Buyer. The parties agree that the total consideration deemed received by Seller from Buyer pursuant to this Agreement in exchange for the Assets (the “Total Tax Consideration”), including the Purchase Price, the liabilities of the LLC as of the Closing Date and any other relevant items that are properly includible in determining the amount realized by Seller for federal income Tax purposes in connection with the deemed sale of the Assets resulting from sale of the Membership Interests shall be allocated among the Assets in accordance with Section 1060 of the Code. Schedule 8.1(c) sets forth amounts that the parties agree are the fair market values of specific Assets or groups of Assets as of the Closing Date, or the method by which such fair market values shall be determined after the Closing. Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule allocating the Total Tax Consideration among the Assets (the “Allocation Schedule”). The Allocation Schedule shall be based upon their fair market values of any Assets set forth on Schedule 8.1(c), and in the case of any other Assets, upon a determination by Buyer of the fair market values of such Assets. Upon receipt of the Allocation Schedule, Seller shall, for a period of 30 days, have the right to review and comment on the Allocation Schedule and Buyer shall make such revisions to the Allocation Schedule as are reasonably requested by Seller and consented to by Buyer, which consent shall not be unreasonably withheld. In the event of any disagreement between Buyer and Seller regarding the Allocation Schedule, such disagreement shall be resolved by the selection of an independent appraiser acceptable to Buyer and Seller to prepare and provide to Buyer and Seller a valuation of the Assets (but not inconsistently with any

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values agreed by Schedule 8.1(c)). The final mutually agreed upon or determined Allocation Schedule shall be binding on the parties for Tax purposes, and the parties shall file all income Tax Returns in a manner consistent with such Allocation Schedule. No party or their shareholders or Affiliates shall take any position that is inconsistent with the Allocation Schedule in any audit or other Proceeding relating to Tax; provided, however, that if in any audit of any Tax Return of Buyer or Seller or the shareholders of Seller by a taxing authority, the amount of or allocation of the Total Tax Consideration is finally determined by such taxing authority to be different from the Allocation Schedule, Buyer and Seller may (but shall not be obligated to) take any position or action consistent with the allocation of consideration as finally determined in such audit. In the event that any taxing authority disputes the allocation of the Total Tax Consideration among the Assets as reflected by either Buyer or Seller on their respective Tax Returns, Buyer or Seller, as the case may be, shall promptly notify the other party of the existence and nature of such dispute, and upon the resolution of such dispute, advise the other party of the details of such resolution.

(d) Tax Elections; Amended Returns. Except as required by Law, Buyer and its Affiliates shall not and shall not permit or cause (i) the amendment of any income Tax Return of the LLC (or its predecessors) with respect to a taxable period beginning on or before the Closing Date, (ii) the filing or amendment of any Tax election with respect to income Taxes with retroactive effect to a taxable period beginning on or before the Closing Date, or (iii) the filing of an income Tax Return with respect to a taxable period of the LLC (or its predecessors) beginning on or before the Closing Date after the due date thereof, in each case, that would affect the computation of the Tax liability of Seller’s shareholders unless such action is consented to by Seller, which consent shall not be unreasonably withheld. Buyer shall, upon request by Seller, cooperate in the preparation of and submission to the proper taxing authority of any amended income Tax Return with respect to the LLC (or its predecessors) for any taxable period beginning before the Closing Date that is necessary to cause such Tax Return to be consistent with adjustments to a Tax Return of the LLC (or its predecessors) for any other taxable period beginning on or before the Closing Date that is proposed by a taxing authority, or that is otherwise required by law to be filed.

(e) Tax Proceedings. Any party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the LLC which may give rise to a Tax liability of Buyer, Seller, or their respective shareholders and Affiliates, shall promptly notify such other parties within 10 Business Days of the receipt of such notice. Each of the parties agrees to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or other Proceeding to the extent that such Proceeding could affect a Tax liability of Buyer, Seller, or their respective shareholders and Affiliates. Seller shall have the right to represent the LLC in any Tax Proceeding and to employ counsel of its choice, but reasonably satisfactory to Buyer, at its expense, but only to the extent such Proceeding pertains to taxable periods ending on or before the Closing Date that would affect the computation of the Tax liability of Seller’s shareholders. Buyer shall have the right to participate in such Proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such Proceeding which affects a potential liability of the LLC and would not affect the computation of the Tax liability of Seller’s shareholders. Both Buyer and Seller shall be entitled to represent their own interests in light of their responsibilities for the related Taxes, at their own expense, in any audit or other Proceedings involving a taxable period that includes but

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does not end on the Closing Date. Notwithstanding the foregoing provisions of this Section 8.1(e), neither party shall, without the consent of the other, agree to any settlement described in this Section 7.1(e) with respect to any Tax if such settlement could adversely affect any Tax liability of the other party or its shareholders or Affiliates, such consent not to be unreasonably withheld.

(f) Cooperation. After the Closing Date, Buyer and Seller shall, and shall cause their respective Affiliates, including the LLC, to, cooperate, as and to the extent reasonably requested by any other party hereto in connection with the preparation and filing of Tax Returns as provided herein or any audit or other Proceeding concerning the LLC (or its predecessors) with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, Buyer and the LLC shall (i) retain all books and records with respect to LLC Taxes (including Tax Returns) arising from the activities of the LLC (or its predecessors) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, allow such party to take possession or make copies of such books and records.

(g) Tax Certificates. Buyer and Seller agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed related to Taxes; provided that neither Buyer nor Seller shall be required to take any action pursuant to this Section 8.1(g) that such party determines could result in an adverse effect to it or its Affiliates, unless the requesting party agrees to provide indemnification in respect of such adverse effect.

8.2 Litigation Support. In the event and for so long as Buyer or the LLC is actively contesting or defending against any litigation or claim in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the LLC, Seller shall cooperate in the contest or defense and provide such testimony as may be necessary in connection with the contest or defense, at the cost and expense of Buyer.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

(a) By written agreement of the parties hereto;

(b) By the Company, Buyer or Seller, without penalty, if the Closing has not occurred by June 30, 2014, upon written notice to the non-terminating parties by such terminating party; provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing’s failure to occur;

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(c) By either the Company or Seller if Buyer is in material breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 6.2(a) and Section 6.2(b), and such breach shall not have been cured within 30 days of written notice from the terminating party of such breach; provided that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(d) By Buyer, the Company or Seller if satisfaction of a closing condition of the terminating party in ARTICLE VI is impossible; provided that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, all obligations of the parties hereunder shall terminate; provided that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement entered into by the parties hereto.

10.2 Waiver of Compliance; Consents. Any failure of Buyer to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (prior to the Merger) or Seller and any failure of Seller or the Company to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer; provided, however, that any such waiver may be made only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2, with appropriate notice in accordance with Section 10.8.

10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and, except as provided below, their respective successors and permitted assigns. Seller may assign to any Person or entity, without Buyer’s consent, upon prior written notice to Buyer, any right to payment hereunder. Buyer may, without the prior consent of any other party hereto, upon written notice to Seller and the Company, assign all of its rights, interests or obligations hereunder to an Affiliate of Buyer.

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10.4 Expenses, Etc. All fees and expenses incurred by Seller and the Company in connection with the negotiation and execution of this Agreement shall be borne by Seller and all fees and expenses incurred by Buyer in connection with the negotiation and execution of this Agreement shall be borne by Buyer, including, in each case, all fees of counsel, advisors and accountants.

10.5 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

10.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the parties and delivered to each of the other parties. Signed facsimile copies of the signature page of this Agreement or any other agreement signed by one or more of the parties hereto shall be valid, binding and admissible evidence of the execution of the original and shall bind the signing parties to the terms thereof.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice in writing to the other party):

If to Buyer, to:

BUENA SUERTE HOLDINGS INC.

c/o RE/MAX, LLC

5075 South Syracuse Street

Denver, Colorado 80237

Attn: Geoff Lewis

If to the Company, to:

HBN, INC.

5075 South Syracuse Street

Denver, Colorado 80237

Attn: David L. Liniger

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With a copy, which shall not constitute notice,

given in the manner prescribed above, to:

HBN, INC.

5075 South Syracuse Street

Denver, Colorado 80237

Attn: Geoff Lewis

If to Seller, to:

HBN HOLDCO, INC.

5075 South Syracuse Street

Denver, Colorado 80237

Attn: David L. Liniger

With a copy, which shall not constitute notice,

given in the manner prescribed above, to:

HBN HOLDCO, INC.

5075 South Syracuse Street

Denver, Colorado 80237

Attn: Geoff Lewis

10.9 Further Assurances. From time to time after the Closing, and without further consideration, Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order to more effectively to transfer to Buyer, to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of Seller with respect thereto.

10.10 Confidentiality.

(a) Specific details of the transactions contemplated hereby, including all Confidential Information regarding the price and terms, shall be held by the parties in strictest confidence and such Confidential Information shall not be disclosed except to the extent mutually agreed, in writing, among the parties and as part of any announcement or press release concerning the transactions contemplated hereby, in an information statement delivered to the shareholders of the Company and Seller delivered for the purpose of approving this Agreement, or to the extent mandated by Applicable Law. For purposes of this Section 10.10, the term “Confidential Information” shall mean: (i) information relating to the Business and the Company’s, the LLC’s or Seller’s financial condition which is not readily available through sources other than the Company or Seller; (ii) the terms, conditions and/or contents of this Agreement; (iii) all negotiations, discussions or communications between the parties related to the terms of this Agreement; and (iv) the amount of the Purchase Price or terms of payment.

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(b) All Confidential Information disclosed by Seller or Buyer shall be used solely for the evaluation and due diligence investigations pertaining to the transactions contemplated hereby and not for any other purpose. All parties shall maintain the confidentiality of all Confidential Information disclosed or discussed. If the Closing does not occur for any reason, all documents and copies containing Confidential Information in the possession of any party or its representatives shall be returned promptly.

(c) All terms and conditions of the transactions contemplated hereby, whether or not consummated, shall be kept in confidence by the parties and shall not be disclosed to any other Person without the prior consent, in writing, of the party claiming a confidential interest therein; provided, however, that this provision shall not prohibit Buyer from disclosing such information to its accountants, lawyers, bankers and other financial advisors so long as they have first been informed of the confidentiality provisions of this Section 10.10.

10.11 Remedy for Breach of Confidentiality. Seller acknowledges and agrees that: (a) Buyer shall be irreparably injured in the event of a breach by Seller of any of the obligations under Section 10.10; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy that it may have, in the event of any such breach; and (d) the existence of any claims that Seller may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

10.12 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the provisions hereof.

10.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall not affect or impair the validity, legality or enforceability of this Agreement or any of the other provisions hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

10.14 Entire Agreement. This Agreement embodies the entire understanding of the parties hereto in respect of the subject matter hereof and their negotiations and communications. This Agreement supersedes all prior Agreements and understandings between the parties with respect to the subject matter and terms addressed herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUENA SUERTE HOLDINGS INC.

By:	/s/ Geoff Lewis

Name: Geoff Lewis
Title: Senior Vice President

HBN, INC.

By:	/s/ Gail A. Liniger

Name: Gail A. Liniger
Title: President

HBN HOLDCO, INC.

By:	/s/ Gail A. Liniger

Name: Gail A. Liniger
Title: President

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SCHEDULE 8.1(c)

FAIR MARKET VALUE OF ASSETS

EXHIBIT A

PLAN OF CONVERSION

(See attached)

EXHIBIT B

PLAN OF MERGER

(See attached)

EXHIBIT C

BUYER NOTE

(See attached)